Exhibit 99.A

Exhibit 99.A is hereby amended and supplemented as follows:

TRANSACTIONS IN COMPANY SECURITIES DURING THE PAST SIXTY (60) DAYS

CONTINENTAL GRAIN COMPANY

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
12/30/24	Purchase	$64.8587[2]	54,207
12/30/24	Purchase	$65.2291[3]	10,793
01/02/25	Purchase	$66.2961[4]	34,862
01/02/25	Purchase	$67.1915[5]	15,138
01/03/25	Purchase	$65.9310[6]	35,000
01/06/25	Purchase	$63.7243[7]	13,849
01/06/25	Purchase	$64.4955[8]	12,151
01/06/25	Purchase	$65.2410[9]	4,000
01/07/25	Purchase	$62.05[10]	40,000
01/08/25	Purchase	$60.95[11]	50,000
01/10/25	Purchase	$60.0990[12]	50,000
01/16/25	Purchase	$59.0776[13]	57,755
01/16/25	Purchase	$59.3972[14]	2,245

1 Prices reported are net of commissions. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of Shares purchased at each price within the ranges set forth in Footnotes 1 through 14 herein.

2 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $64.21 to $65.21 per share.

3 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $65.21 to $65.25 per share.

4 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $65.94 to $66.89 per share.

5 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $66.97 to $67.25 per share.

6 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $65.36 to $66.00 per share.

7 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $63.09 to $64.09 per share.

8 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $64.10 to $65.09 per share.

9 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $65.11 to $65.38 per share.

10 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $61.68 to $62.42 per share.

11 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $60.55 to $61.39 per share.

12 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $59.54 to $60.40 per share.

13 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $58.36 to $59.36 per share.

14 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $59.365 to $59.43 per share.

ARI D. GENDASON

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
01/07/25	Purchase	$61.96	100
01/07/25	Purchase	$62.05	125
01/16/25	Purchase	$58.42	150

1 Prices reported are net of commissions

CHARLES FRIBOURG

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
01/28/25	Purchase	$60.58	1,675

1 Prices reported are net of commissions